EXHIBIT 10.1

CONTRIBUTION, CONVEYANCE AND ASSUMPTION

AGREEMENT

This Contribution, Conveyance and Assumption Agreement (this “Agreement”), dated as of the Execution Date (as defined below), is by and among Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”), Tesoro Logistics GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Tesoro Logistics Operations LLC, a Delaware limited liability company (the “Operating Company”), Tesoro Corporation, a Delaware corporation (“Tesoro”), and Tesoro Refining and Marketing Company, a Delaware corporation (“TRMC”). The above-named entities are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, TRMC is the owner of the Long Beach Marine Terminal in Long Beach, California, as identified on Schedule V to the Amended and Restated Omnibus Agreement (as defined below); and

WHEREAS, TRMC is the owner of the Los Angeles Crude Oil and Refined Products Pipeline System in Los Angeles, California, as identified on Schedule V to the Amended and Restated Omnibus Agreement; and

WHEREAS, TRMC desires to contribute certain assets to the General Partner, the General Partner desires to contribute those assets to the Partnership and the Partnership desires to contribute those assets to the Operating Company, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used herein shall have the respective meanings ascribed to such terms below:

“810 Pipeline” means one pipeline segment that connects a third party pipeline to the Kinder Morgan Carson Terminal and runs through the Refinery property, for which TRMC established a use license agreement with a third party for light product movements effective May 1, 2009 through December 1, 2013.

“Agreement” has the meaning set forth in the introduction to this Agreement.

“Amended and Restated Omnibus Agreement” means that certain Amended and Restated Omnibus Agreement, dated as of April 1, 2012, as amended, among Tesoro, TRMC, Tesoro Companies, Inc., a Delaware corporation, Tesoro Alaska Company, a Delaware corporation, the General Partner and the Partnership, as such agreement may be amended, supplemented or restated from time to time.

“Amended and Restated Operational Services Agreement” means that certain Amended and Restated Operational Services Agreement dated as of April 1, 2012, among Tesoro, Tesoro Companies Inc., TRMC, the General Partner, the Operating Company, Tesoro Alaska Company and Tesoro High Plains Pipeline Company.

“Assets” means the Terminal, the Terminal Lease or the General Partner’s interest in the sublease of the Terminal Lease, the Tankage and the Pipeline System, certain other related assets and properties that are either located on the same parcels of real estate as those assets and properties or used in connection therewith, and all contracts, permits, licenses and other intangible rights of TRMC to the extent assignable, and to the extent used in connection with the ownership and operation of any of the other assets and properties described above, which assets are listed in detail on Exhibit A to this Agreement; provided, however, that with respect to Section 2.2 and Section 2.3, the Assets shall also include the BAUTA, the Long Beach Operating Agreement and the Transportation Services Agreement.

“BAUTA” means that certain Long Beach Berth Access Use and Throughput Agreement to be executed on the Execution Date among the General Partner, the Partnership, the Operating Company and TRMC, pursuant to which the Operating Company will provide services to manage and operate the Terminal and the Terminal Pipelines for TRMC’s exclusive use effective as of the “Commencement Date” as defined therein.

“Carson Pipelines” means two dedicated pipelines that deliver jet fuel, gasoline and diesel from the Refinery to the Shell Carson Terminal.

“CDFG” means the California Department of Fish and Game.

“CDFG Approval” means the approval of the CDFG to the issuance of a COFR to Operating Company.

“COFR” means the Certificate of Financial Responsibility filed with the CDFG with respect to oil spill contingency planning and financial responsibility for the Assets.

“Common Unit” means a common unit representing a limited partner interest in the Partnership having the rights set forth in the Partnership Agreement.

“Effective Time” means 8:00 a.m. Central Time on a date no later than five (5) business days after TRMC’s receipt of the Long Beach Approval, the CDFG Approval and the Other Approvals, as applicable, to allow for the conveyance and transfer of any of the Assets; provided, however, that the first Effective Time shall be as 8:00 Central Time on the Execution Date with respect to that portion of the Pipeline System that can be conveyed and transferred as of that date, subject to Section 2.4 of this Agreement.

“Excluded Assets and Liabilities” has the meaning set forth in Section 2.1(c) of this Agreement.

“Execution Date” means September 14, 2012.

“General Partner” has the meaning set forth in the introduction to this Agreement.

“General Partner Contribution” has the meaning set forth in Section 2.2(a) of this Agreement.

“General Partner Unit” means a general partner unit representing a general partner interest in the Partnership having the rights set forth in the Partnership Agreement.

“Interim Period” means the period between the Execution Date and the first Effective Time; provided, such period shall extend for any Assets not conveyed and transferred as of the first Effective Time until such date such Assets are conveyed and transferred pursuant to the terms of this Agreement.

“Long Beach Approval” means the approval of the Port of Long Beach to the assignment or sublease of the Terminal Lease to Operating Company.

“Long Beach Operating Agreement” means that certain Long Beach Operating Agreement to be executed on the Execution Date among the General Partner, the Partnership, the Operating Company and TRMC, pursuant to which the Operating Company will provide services to manage and operate the Terminal and the Terminal Pipelines during the Interim Period.

“Material Adverse Effect” has the meaning set forth in Section 3.4(a) of this Agreement.

“Operating Company” has the meaning set forth in the introduction to this Agreement.

“Other Approvals” means the approval of the Office of the City Attorney of Long Beach and the Board of Harbor Commissioners with respect to the assignment or sublease of the Terminal Lease to Operating Company and the ROW Approvals with respect to the assignment of the other Assets to the Operating Company.

“Partnership” has the meaning set forth in the introduction to this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 26, 2011.

“Partnership Contribution” has the meaning set forth in Section 2.3 of this Agreement.

“Partnership Group” has the meaning set forth in the Amended and Restated Omnibus Agreement.

“Party” or “Parties” is defined in the introduction to this Agreement.

“Permitted Liens” has the meaning set forth in Section 2.1(a) of this Agreement.

“Pipeline System” means a pipeline system located in the Los Angeles, California metropolitan area consisting of nine separate U.S. Department of Transportation-regulated pipelines (including the Terminal Pipelines, the Carson Pipelines and the 810 Pipeline) totaling approximately 17 miles in length that transport crude oil, feedstocks and refined products between the Refinery and the Terminal and various third party facilities, together with the associated permits and easements.

“Refinery” means TRMC’s Los Angeles refinery located in Wilmington, California.

“ROW Approvals” means the approval of a person or entity with respect to the assignment of rights-of-way, licenses or other Assets to the Operating Company, as applicable, including, but not limited to, the City of Long Beach, the City of Long Beach Harbor Department, Atlantic Richfield Company, Arco Terminal Services Corporation, BP Pipelines (North America), Inc., Richfield Oil Corporation, Arco Oil and Gas Company, Four Corners Pipeline Company, BP West Coast Products LLC, New Edgington Corporation, the Port of Long Beach, the City of Carson, Southern California Edison and the City of Los Angeles.

“Tankage” means six storage tanks that hold intermediary and finished products with a combined capacity of 235,000 shell barrels.

“Terminal” means the marine terminal leased from the Port of Long Beach, California consisting of a dock with two vessel berths that receives crude oil and other feedstocks from marine vessels for delivery to the Refinery and other third-party refineries and terminals, and receives refined and intermediate products from the Refinery for delivery to marine vessels.

“Terminal Lease” means that certain Long Beach Harbor Department Lease Document HD-2114 for the Terminal renewed on January 11, 2012, for a period of twenty years between TRMC and the City of Long Beach, California and any amendment, restatement or replacement lease thereof.

“Terminal Pipelines” means three pipelines between the Terminal that transport products to and from the Refinery, approximately 1.6 miles in length respectively, a 24” crude pipeline that connects to both berths at the Terminal, a 16” gasoline pipeline that connects to the 84A only berth at the Terminal and a 14” diesel / clean vacuum gas oil pipeline that connects to both berths at the Terminal.

“Tesoro” has the meaning set forth in the introduction to this Agreement.

“Transaction Documents” has the meaning set forth in Section 3.4(a) of this Agreement.

“Transportation Services Agreement” means that certain Transportation Services Agreement (LAR Short Haul Pipelines) to be executed on the Execution Date among the General Partner, the Partnership, the Operating Company and TRMC, pursuant to which the Operating Company will provide transportation services with respect to refined petroleum products delivered by TRMC on the Carson Pipelines.

“TRMC” has the meaning set forth in the introduction to this Agreement.

“TRMC Contribution” has the meaning set forth in Section 2.1(a) of this Agreement.

ARTICLE II

CONTRIBUTIONS AND ACKNOWLEDGEMENTS

Section 2.1 Conveyances by TRMC to the General Partner.

(a) Effective as of each Effective Time, TRMC assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to the General Partner, its successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of TRMC in and to the Assets to be conveyed as of that Effective Time, including any responsibilities, coverages and liabilities under any permit or license included in such Assets, free and clear of all liens and encumbrances of any kind or nature, other than as set forth on Exhibit B to this Agreement (the “Permitted Liens”). The contribution described in this Section 2.1(a) with respect to the beneficial right to receive all of the Assets pending the actual transfer of full title and interest as of the applicable Effective Times shall be referred to in this Agreement as the “TRMC Contribution.” As of the Execution Date, TRMC makes the TRMC Contribution in exchange for an additional 28% membership interest in the General Partner, and the General Partner accepts the TRMC Contribution as a contribution to the capital of the General Partner.

(b) The Parties hereby acknowledge and agree that TRMC owns certain assets and properties (including any and all petroleum and hydrocarbon inventory) and has certain responsibilities, coverages and liabilities that might otherwise be considered as part of the Assets as set forth on Exhibit C to this Agreement (collectively, the “Excluded Assets and Liabilities”), and that the Excluded Assets and Liabilities are being retained by TRMC and are not being contributed or transferred as part of the TRMC Contribution.

Section 2.2 Conveyances by the General Partner to the Partnership.

(a) Effective as of each Effective Time and immediately after the completion of each portion of the TRMC Contribution, the General Partner hereby assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to the Partnership, its successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of the General Partner in and to the Assets to be conveyed as of that Effective Time, including any responsibilities, coverages and liabilities under any permit or license included in such Assets, free and clear of all liens and encumbrances of any kind or nature, other than the Permitted Liens. The contribution described in this Section 2.2(a) with respect to the beneficial right to receive all of the Assets pending the actual transfer of title as of the applicable Effective Times shall be referred to in this Agreement as the “General Partner Contribution.”

(b) The General Partner shall make the General Partner Contribution in exchange for the payment or issuance of the following as of the Execution Date in consideration of the conveyance and transfer of all of the Assets as of the applicable Effective Times as set forth herein:

(i) $189 million in cash;

(ii) the issuance to the General Partner of 9,446 general partner units in the Partnership to maintain the General Partner’s two percent (2%) general partner interest in the Partnership; and

(iii) the issuance to the General Partner of 462,825 Common Units, representing a one and a half percent (1.5%) limited partner interest in the Partnership.

(c) The Parties acknowledge that the Assets for which full title and interest shall transfer as of the Execution Date (the first Effective Time) for all purposes of Section 2.2 and Section 2.3 shall include the General Partner’s interest in the BAUTA, the Long Beach Operating Agreement and the Transportation Services Agreement.

(d) The Parties acknowledge that upon the Long Beach Approval and if a sublease rather than an assignment of the Terminal Lease is required, the Assets for which full title and interest shall transfer as of the applicable Effective Time relating to the sublease of the Terminal Lease for all purposes of Section 2.2 and Section 2.3 shall include the General Partner’s interest in the sublease of the Terminal Lease.

(e) As of each Effective Time, the Partnership accepts the applicable Assets as a contribution to the capital of the Partnership.

Section 2.3 Conveyances by the Partnership to the Operating Company. Effective as of each Effective Time and immediately after the completion of each portion of the General Partner Contribution, the Partnership assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to the Operating Company, its successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of the Partnership in and to the Assets to be conveyed as of that Effective Time, including any responsibilities, coverages and liabilities under any permit or license included in such Assets, free and clear of all liens and encumbrances of any kind or nature, other than the Permitted Liens. The contribution described in this Section 2.3 with respect to the beneficial right to receive all of the Assets pending the actual transfer of title as of the applicable Effective Times shall be referred to in this Agreement as the “Partnership Contribution.” Effective as of each Effective Time, the Partnership makes the applicable portion of the Partnership Contribution as a capital contribution to the capital of the Operating Company and the Operating Company accepts the applicable Assets as a contribution to the capital of the Operating Company.

Section 2.4 Conveyance of Remaining Assets, if any.

(a) With respect to any portion of the Pipeline System, if any easement, right-of-way or license relating to the Pipeline System is not by its respective terms assignable or requires a consent that has not been obtained as of the applicable Effective Time, TRMC agrees to use its reasonable commercial efforts promptly to obtain, or cause to be obtained, any written consents necessary to convey to the Operating Company, in accordance with the procedures in this Article II, the benefit thereof, it being understood that such reasonable commercial efforts shall not include any requirement to offer or grant financial accommodations to any third party or to remain secondarily liable with respect to any such items. TRMC shall cooperate with the Operating Company in such manner as may be reasonably requested in connection therewith, including without limitation, active participation in visits to and meetings, discussions and negotiations with all persons or entities with the authority to grant or withhold consent. To the extent that any such consents cannot be obtained and could cause a default or forfeiture of rights, the portion of the Pipeline System for which such consent is required shall be deemed not be assigned until such required consent is obtained. During the period before such consent is obtained, the Operating Company shall provide operating services with respect to such Assets, and in such instance, TRMC and the Operating Company will use their reasonable commercial efforts to take such actions as may be possible without violation or breach of any such nonassignable items to effectively grant the Operating Company the economic benefits of, and impose upon the Operating Company the economic burdens of, such items.

(b) Other than as set forth in the prior clause (a), if any of the Assets are not conveyed on as of an Effective Time due to TRMC awaiting the requisite consents to such conveyance and transfer, the Parties shall convey and transfer such Assets upon the receipt of the required consents in the same fashion and manner as required by this Section 2 for the Assets conveyed and transferred as of the first Effective Time.

Section 2.5 Actions and Deliveries. The Parties acknowledge that the following actions and deliveries shall occur as set forth below:

(a) if agreed upon at a future date by the General Partner and Tesoro, the General Partner shall loan the funds it shall receive pursuant to Section 2.2 to Tesoro pursuant to a 10-year promissory note in the form attached as Exhibit D to this Agreement;

(b) as of each Effective Time, TRMC shall execute and deliver documents and instruments necessary and appropriate to convey the applicable Assets directly to the Operating Company, in the form attached hereto as Exhibit E and other customary forms as may be agreed by the Parties;

(c) as of the Execution Date, the parties to the BAUTA have executed and delivered the BAUTA;

(d) as of the Execution Date, the parties to the Transportation Services Agreement have executed and delivered the Transportation Services Agreement;

(e) as of the Execution Date, the parties to the Long Beach Operating Agreement have executed and delivered the Long Beach Operating Agreement;

(f) as of the Execution Date, the parties to the Amended and Restated Omnibus Agreement have executed and delivered an amendment no. 1 to the Amended and Restated Omnibus Agreement;

(g) as of the Execution Date, the parties to the Amended and Restated Omnibus Agreement, as amended as of the Execution Date, have executed and delivered an amendment and restatement of the schedules to the Amended and Restated Omnibus Agreement;

(h) as of the Execution Date, the parties to the Amended and Restated Operational Services Agreement have executed and delivered an amendment and restatement of the schedules to the Amended and Restated Operational Services Agreement;

(i) as of the Execution Date, the Parties and the parties to the other Transaction Documents have executed a closing escrow agreement to effect the closing into escrow with McGuireWoods LLP of all documents and instruments related to the closing as of the Execution Date; and

(j) as of the Execution Date, the conflicts committee of the board of the directors of the General Partner has received the opinion of Simmons International, the financial advisor to the conflicts committee of the board of directors of the General Partner, that the consideration to be paid to the General Partner pursuant to Section 2.2 of this Agreement is fair from a financial point of view to the Partnership and the holders of common units of the Partnership other than Tesoro, the General Partner or any of their respective affiliates.

ARTICLE III

REPRESENTATIONS

Section 3.1 Representations of TRMC. TRMC hereby represents and warrants to the General Partner, the Partnership and the Operating Company as follows:

(a) As of the Execution Date:

(i) the Assets are in good working condition, suitable for the purposes for which they are being used in accordance with accepted industry standards and all applicable laws and regulations;

(ii) TRMC has title to the Assets that is sufficient to operate the Assets in accordance with their intended and historical use, subject to all recorded matters and all physical conditions in existence as of the applicable Effective Time; and

(iii) to TRMC’s knowledge, after reasonable investigation, there are no terms in any agreements included in the Assets that would materially impair the rights granted to the Partnership Group pursuant to the transactions contemplated by this Agreement.

(b) As of the applicable Effective Time:

(i) TRMC has title to the Assets that is sufficient to operate the Assets in accordance with their intended and historical use, subject to all recorded matters and all physical conditions in existence as of that Effective Time.

(ii) to TRMC’s knowledge, after reasonable investigation, there are no terms in any agreements included in the Assets that would materially impair the rights granted to the Partnership Group pursuant to the transactions contemplated by this Agreement.

Section 3.2 Representation of the General Partner. The General Partner hereby represents and warrants to TRMC as of the Execution Date and as of each Effective Time that the General Partner has full power and authority to act as general partner of the Partnership in all material respects.

Section 3.3 Representation of the Partnership. The Partnership hereby represents and warrants to the General Partner and Tesoro as of the Execution Date that the Common Units and the general partner units of the Partnership issued to the General Partner pursuant to Section 2.2(a) have been duly authorized for issuance and sale to the General Partner and, when issued and delivered by the Partnership pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-607 and 17-804 of the Delaware Limited Partnership Act).

Section 3.4 Representations of the Parties. Each Party represents and warrants, severally as to only itself and not jointly, to the other Parties as of the Execution Date and as of each Effective Time:

(a) The applicable Party has been duly formed or incorporated and is validly existing as a limited partnership, limited liability company or corporation, as applicable, in good standing under the laws of its jurisdiction of organization with full power and authority to enter into and perform its obligations under this Agreement and the other documents contemplated herein (the “Transaction Documents”) to which it is a party, to own or lease and to operate its properties currently owned or leased or to be owned or leased and to conduct its business. The applicable Party is duly qualified to do business as a foreign corporation, limited liability company or limited partnership, as applicable, and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to be so qualified or registered would not have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties, taken as a whole, whether or not arising from transactions in the ordinary course of business, of such Party (a “Material Adverse Effect”).

(b) The applicable Party has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and perform its respective obligations thereunder. All corporate, partnership and limited liability company action, as the case may be, required to be taken by the applicable Party or any of its stockholders, members or partners for the execution and delivery by the applicable Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby has been validly taken.

(c) For the applicable Party, each of the Transaction Documents to which it is a party is a valid and legally binding agreement of such Party enforceable against such Party in accordance with its terms; except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); provided further; that the indemnity, contribution and exoneration provisions contained in any of the Transaction Documents may be limited by applicable laws and public policy.

(d) Neither the execution, delivery and performance of the Transaction Documents by the applicable Party that is a party thereto nor the consummation of the transactions contemplated by the Transaction Documents conflict or will conflict with, or result or will result in, a breach or violation of or a default under (or an event that, with notice or lapse of time or both would constitute such an event), or imposition of any lien, charge or encumbrance upon any property or assets of any of the applicable Party pursuant to, (i) the partnership agreement, limited liability company agreement, certificate of limited partnership, certificate of formation or conversion, certificate of articles of incorporation, bylaws or other constituent document of the applicable Party, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the applicable Party is a party or bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the applicable Party of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over such Party or any of its properties in a proceeding to which it or its property is a party, except in the case of clause (ii), liens, charges or encumbrances arising under security documents for the collateral pledged under such Party’s applicable credit agreements and except in the case of clause (iii), where such breach or violation would not reasonably be expected to have a Material Adverse Effect.

(e) No permit, consent, approval, authorization, order, registration, filing or qualification of or with any court, governmental agency or body having jurisdiction over the applicable Party or any of its properties or assets is required in connection with the execution, delivery and performance of the Transaction Documents by the applicable Party, the execution, delivery and performance by the applicable Party that is a party thereto of its respective obligations under the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents other than (i) the Long Beach Approval, the CDFG Approval and the Other Approvals, (ii) any filing related to the sale of the Common Units under this Agreement with federal or state securities laws authorities, and (iii) consents that have been obtained, except in the case of clause (iv) where the failure to obtain such consent would not reasonably be expected to have a Material Adverse Effect.

(f) No action, suit, proceeding, inquiry or investigation by or before any court or governmental or other regulatory or administrative agency, authority or body or any arbitrator involving the applicable Party or its property is pending or, to the knowledge of the applicable Party, threatened or contemplated that (i) would individually or in the aggregate reasonably be expected to have a material adverse effect on the performance of the Transaction Documents or the consummation of any of the transactions contemplated therein, or (ii) would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

COVENANTS

Section 4.1 Further Assurances. From time to time after the Execution Date, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and to do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended to be so (including any actions required to effect the assignment and conveyance of the Assets as of the applicable Effective Time and to obtain the CDFG Approval, the Long Beach Approval and the Other Approvals), and (c) more fully and effectively to carry out the purposes and intent of this Agreement. Further, each Party shall grant to the other Party and their respective agents and representatives access to their respective property after the Execution Date during normal business hours and subject to standard safety and security procedures of the applicable Party for purposes of the operation of their respective businesses, as contemplated hereunder and under the documents referenced herein.

ARTICLE V

INTERIM PERIOD

Section 5.1 Assignment and Conveyance of Assets.

(a) The Parties will act with reasonable diligence to obtain the Long Beach Approval to the transfer or sublease of the Terminal Lease to the Operating Company as soon as reasonably practicable under terms and procedures consistent with the State of California requirements. If the Long Beach Approval allows for the assignment of the Terminal Lease, with a release of TRMC’s liability for future operations, on terms acceptable to TRMC, then the Parties shall assign the Terminal Lease to the Operating Company, but if the Long Beach Approval does not provide for a release of TRMC’s liability of for future operations, on terms acceptable to TRMC, then the Parties shall seek to obtain a sublease. If a sublease is applicable, the sublease shall be in form and substance as agreed by TRMC and the Operating Company, and as required to obtain the Long Beach Approval, with the General Partner and the Partnership also parties thereto, and shall include the terms set forth on Exhibit F attached hereto. The Parties will act with reasonable diligence to also obtain the contemporaneous CDFG Approval and the Other Approvals.

(b) Upon TRMC’s receipt of the Long Beach Approval, the CDFG Approval and the Other Approvals, as applicable, TRMC, the General Partner and the Partnership shall assign the applicable Assets as set forth in Article II herein, with any subsequent assignment as set forth in Section 2.4.

(c) As of each Effective Time:

(i) each Party shall have complied in all material respects with each of their respective covenants and agreements contained herein for the Interim Period and each of their representations and warranties contained in this Agreement shall be deemed to have been made again at and as of that Effective Time (except for TRMC’s representations in Section 3.1(a), which shall not be deemed to have been made) and shall then be true and correct, except for such failure of representations and warranties to be true and correct (without regard to any material qualifications contained therein) that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; in that regard, each Party shall deliver a certificate, dated as of that Effective Time, of an executive officer of that Party certifying as to the matters specified in this Section 5.1(c)(i); and

(ii) the Operating Company shall assume responsibility for all applicable permits, licenses, consent decrees and other regulatory requirements of an owner and operator of the Assets, including, without limitation, those listed in Exhibit G, and shall promptly thereafter take appropriate action to have them transferred into the name of the Operating Company; and

(iii) each Party shall execute such documents and instruments as shall be reasonably requested by any other Party to effect the assignment and conveyance of the Assets in accordance with the terms hereof.

Section 5.2 Covenants during Interim Period. During the Interim Period:

(a) TRMC hereby appoints the Operating Company to manage and operate the applicable Assets in accordance with the terms of the Long Beach Operating Agreement;

(b) subject to the Long Beach Operating Agreement, TRMC shall maintain the applicable Assets in as good working order and condition as of the Execution Date, ordinary wear and tear excepted;

(c) TRMC shall remain the owner and operator of record of the Carson Pipelines and the 810 Pipeline until such Assets are conveyed pursuant to this Agreement, but the Operating Company shall provide transportation services in accordance with the terms and provisions of the Transportation Services Agreement, the Operating Company shall be compensated in accordance with the Transportation Services Agreement and all other provisions in the Transportation Services Agreement shall apply to the extent practicable;

(d) TRMC shall advise the Partnership Group promptly in writing of any material change in any document, schedule or other information delivered pursuant to this Agreement related to the Assets not yet conveyed;

(e) TRMC shall file on a timely basis all notices, reports or other filings necessary or required for the continuing operation of Assets not yet conveyed to be filed with or reported to any governmental authority;

(f) TRMC shall file on a timely basis all complete and correct applications or other documents necessary to maintain, renew or extend any permit, variance or any other approval required by any governmental authority necessary or required for the continuing operation of the Assets not yet conveyed whether or not such approval would expire before or after the applicable Effective Time;

(g) TRMC shall not permit any lien or other encumbrance to be imposed on the Assets not yet conveyed, other than Permitted Liens;

(h) TRMC shall not sell, lease or otherwise dispose of any of the Assets not yet conveyed;

(i) to the extent TRMC is a lessee under the Terminal Lease and must carry and maintain Pollution Legal Liability Insurance with respect to the Terminal Lease, the Operating Company shall reimburse TRMC for all of those insurance costs;

(j) Operating Company and TLGP will be added to the insurance policies covering the Assets not yet conveyed; and

(k) Operating Company shall obtain supplemental insurance for pollution coverage to qualify for the COFR and to be continued until such time that Operating Company can demonstrate sufficient coverage to fully self-insure according to the guidelines established by CDFG.

Section 5.3 Indemnification.

(a) The Operating Company hereby agrees to indemnify, defend and hold harmless TRMC from and against any losses suffered or incurred by TRMC by reason of or arising out of any act or omission of the Operating Company, as applicable, in contravention of the Terminal Lease and occurring after the Execution Date. For the avoidance of doubt, the foregoing indemnification is intended to be in addition to and not in limitation of any indemnification to which TRMC is entitled under Sections 3.1(b) or 3.5(b) of the Amended and Restated Omnibus Agreement and Section 10(a) of the Long Beach Operating Agreement and Section 19(a) of BAUTA.

(b) The Parties acknowledge and agree that the Operating Company, as a member of the Partnership Group, is entitled to certain indemnification with respect to the Terminal and SHPL under the terms of the Amended and Restated Omnibus Agreement and nothing in this Section 5.3 shall be construed to limit such indemnification.

Section 5.4 Cooperation on Assignment. The Parties shall cooperate and use commercially reasonable efforts to have the assignment of the Terminal Lease or the sublease of the Terminal Lease approved by the City of Long Beach at the earliest practicable time. In this regard, the Operating Company shall provide such forms of financial security and meet other requirements as may be reasonably required by the City of Long Beach and the State of California, consistent with the terms of the Terminal Lease or the sublease of the Terminal Lease and applicable law and regulations.

ARTICLE VI

RESCISSION

Section 6.1 Rescission.

(a) The Operating Company may rescind the transactions contemplated by this Agreement (other than with respect to the Carson Pipelines and the 810 Pipeline after their contribution pursuant hereto) by written notice to TRMC if (i) the Port of Long Beach has issued a final determination, after the exhaustion of all possible administrative appeals within the applicable agency, (1) to refuse to assign or sublease the Terminal Lease to Operating Company, or (2) to impose conditions upon an assignment of the Terminal Lease that are unacceptable to the Operating Company and not consistent with the current terms thereof (other than increased rent, in accordance with current standards), (ii) if the CDFG does not issue the COFR to the Operating Company, or (iii) if the Assets are directed to be divested by the Operating Company by a governmental agency.

(b) If the City of Long Beach requires changes, modifications or additional provisions to the proposed terms for the sublease as set forth on Exhibit F that are not acceptable to the Operating Company or TRMC in their reasonable discretion, then either the Operating Company or TRMC shall have the right to rescind the transactions contemplated by this Agreement (other than with respect to the Carson Pipelines and the 810 Pipeline after their contribution pursuant hereto) by written notice to the other Parties.

Section 6.2

(a) Upon TRMC’s receipt of notice specified in Section 6.1(a) or either TRMC’s or the Operating Company’s receipt of the notice specified in Section 6.1(b):

(i) all Assets affected by the rescission will be returned to TRMC;

(ii) if applicable, Tesoro shall repay the loan specified in Section 2.4(a) to the General Partner;

(iii) the General Partner shall repay to the Partnership the consideration received from the Partnership in Section 2.2 with respect to the rescinded Assets while the Common Units and General Partner Units shall remain outstanding; to the extent the Parties determine there is a difference between the value of the Assets not subject to rescission and the Common Units and General Partner Units, the Parties shall settle any such difference by an adjustment to the cash to be repaid;

(iv) the Parties shall file any documents or instruments necessary or appropriate with federal, state or local governmental authorities to cancel the transactions subject to the rescission, including, but not limited to, conveyance documents related to the applicable Assets to nullify the transactions that occurred on the Execution Date; and

(v) the Parties shall amend or terminate, as applicable, and shall cause all their Affiliates (as defined in the Amended and Restated Omnibus Agreement) to amend or terminate, as applicable, any agreements (or portions of inter-company agreements), that were entered into or amended in connection with the transactions subject to the rescission to be as such agreements existed prior to the Execution Date.

(b) Notwithstanding the foregoing in this Section 6.1, any indemnities that existed in any applicable agreement related to the Assets prior to the Execution Date and before the Operating Company’s ownership and operation of the Assets for the period between Execution Date and the date of rescission will survive the rescission.

(c) Any revenues earned and expenses incurred by any Party related to the Assets from the Execution Date through the date of rescission shall not be refunded or reimbursed; provided, however, that TRMC shall reimburse the Operating Company for any amounts spent by the Operating Company to improve the Terminal and the Operating Company shall pay to TRMC any amounts held by the Operating Company and received from third parties designated for improvements to the Terminal.

Section 6.3 Repurchase of Carson Pipelines.

(a) If any governmental authority delivers a final non-appealable ruling that the Operating Company or its affiliates must divest the Carson Pipelines or the 810 Pipeline, TRMC shall have the first right to purchase the Carson Pipelines or the 810 Pipeline, as applicable. Upon such occurrence, the Operating Company shall deliver prompt written notice to TRMC of the applicability of this Section 6.2. The consideration to be paid by TRMC to the Operating Company for such repurchase of the Carson Pipelines or the 810 Pipeline shall be the fair market value of such Assets as determined by the same process as in Section 2.3 of the Omnibus Agreement (the “Repurchase Price”).

(b) Upon determination of the applicable Repurchase Price, the Parties shall execute documents and instruments necessary and appropriate to convey such Assets to TRMC, which documents and instruments shall be in form and substance satisfactory to TRMC and the General Partner. Such purchase shall be consummated on a mutually agreeable date within 90 days after the determination of the Repurchase Price.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Costs. Each Party shall pay its own costs and expenses with respect to the transactions contemplated by this Agreement; except as follows:

(a) the Partnership and TRMC shall each pay one-half of (i) the sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made under Article II, (ii) all documentary, filing, recording, transfer, deed and conveyance taxes and fees required in connection therewith, (iii) legal fees and costs of McGuireWoods LLP and Latham & Watkins LLP, and (iv) any other customary closing costs associated with the contributions of the Assets; and

(b) the Partnership shall pay all of the costs and expenses of the conflicts committee of the board of directors of the General Partner, including, but not limited to, the advisory and legal fees and costs of Andrews Kurth LLP, URS Corporation and Simmons International.

Section 7.2 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Schedules and Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections, Schedules and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Schedules and Exhibits attached hereto, and all such Schedules and Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 7.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 7.4 No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 7.5 Counterparts. This Agreement may be executed in any number of counterparts (including facsimile or .pdf copies) with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 7.6 Applicable Law; Forum, Venue and Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the principles of conflicts of law. Each of the Parties (a) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement shall be exclusively brought in any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims; (b) irrevocably submits to the exclusive jurisdiction of the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, of the district court of Bexar County, Texas in connection with any such claim, suit, action or proceeding; (c) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (i) it is not personally subject to the jurisdiction of the United States District Court for the Western District of Texas, San Antonio Division, or the district court of Bexar County, Texas, or of any other court to which proceedings in such courts may be appealed, (ii) such claim, suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of such claim, suit, action or proceeding is improper; (d) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and (e) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder or by personal service within or without the State of Texas, and agrees that service in such forms shall constitute good and sufficient service of process and notice thereof; provided, however, that nothing in clause (e) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 7.7 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 7.8 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement. Notwithstanding anything in the foregoing to the contrary, any amendment executed by the Partnership or any of its subsidiaries shall not be effective unless and until the execution of such amendment has been approved by the conflicts committee of the General Partner’s board of directors.

Section 7.9 Integration. THIS AGREEMENT AND THE INSTRUMENTS REFERENCED HEREIN SUPERSEDE ALL PREVIOUS UNDERSTANDINGS OR AGREEMENTS AMONG THE PARTIES, WHETHER ORAL OR WRITTEN, WITH

RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND SUCH INSTRUMENTS. THIS AGREEMENT AND SUCH INSTRUMENTS CONTAIN THE ENTIRE UNDERSTANDING OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. NO UNDERSTANDING, REPRESENTATION, PROMISE OR AGREEMENT, WHETHER ORAL OR WRITTEN, IS INTENDED TO BE OR SHALL BE INCLUDED IN OR FORM PART OF THIS AGREEMENT UNLESS IT IS CONTAINED IN A WRITTEN AMENDMENT HERETO EXECUTED BY THE PARTIES HERETO AFTER THE DATE OF THIS AGREEMENT.

Section 7.10 Specific Performance. The Parties agree that money damages may not be a sufficient remedy for any breach of this Agreement and that in addition to any other remedy available at law or equity, the Parties shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any Party’s breach of this Agreement. The Parties agree that no bond shall be required for any injunctive relief in connection with a breach of this Agreement.

Section 7.11 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

Section 7.12 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 7.12.

If to the Tesoro or TRMC:

Tesoro Corporation

19100 Ridgewood Parkway

San Antonio, Texas 78259-1828

Attn: Charles S. Parrish

Facsimile: (210) 745-4494

If to the General Partner, the Partnership or the Operating Company:

Tesoro Logistics LP

c/o Tesoro Logistics GP, LLC, its General Partner

19100 Ridgewood Parkway

San Antonio, Texas 78259-1828

Attn: Charles S. Parrish

Facsimile: (210) 745-4494

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties to this Agreement have caused it to be duly executed as of the Execution Date.

TESORO LOGISTICS LP		TESORO CORPORATION

By:	Tesoro Logistics GP, LLC, its	By:	/s/ Gregory J. Goff
	general partner		Gregory J. Goff
President

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

TESORO LOGISTICS GP, LLC		TESORO LOGISTICS OPERATIONS LLC

By:	/s/ Phillip M. Anderson	By:	/s/ Phillip M. Anderson
	Phillip M. Anderson		Phillip M. Anderson
	President		President

TESORO REFINING AND MARKETING COMPANY

By:	/s/ Gregory J. Goff
Gregory J. Goff
President

EXHIBIT A

Assets

Asset Description	Cost Center	Main Asset Number
Other Machinery & Equipment	25726	300032398
Electrical	25726	300032399
LAR PIPELINE 21 & 28 LEAK DETECT-ATMOS PIPE SOFTWR	27089	100040815
Offsites - Off Site Piping	27089	100042789
LAR PIPELINE 21 &28 LEAK DETECT-PROCESS CTRL EQUIP	27089	100045626
Offsites - Off Site Piping	27089	100042789
Contract Services	27090	300033673
Piping	27090	300035491
Piping	27090	300035492
Electrical	27090	300035493
Contract Services	27090	300035494
Piping	27090	300035495
Piping	27090	300035496
Electrical	27090	300035497
Contract Services	27090	300035498
Piping	27090	300035499
Piping	27090	300035500
Electrical	27090	300035501
Contract Services	27090	300035502
Piping	27090	300039467
Professional Services - Equipment	27090	300039469
Offsites - Vehicles and Boats	33389	100042980
Marine Terminal - Bldgs - Long Beach Guard Shack	33389	100043011
Marine Terminal - Buildings - Long Beach Bldg. 1	33389	100043012
Marine Terminal - Land Improvements	33389	100043013
Marine Terminal - Loading Docks	33389	100043014
Marine Terminal - General Plant Equipment	33389	100043015
MARINE TERMINAL - TANKAGE - TK-035001 FUEL OIL	33389	100043016
MARINE TERMINAL - TANKAGE - TK-035002 BUNKER FUEL	33389	100043017
Marine Terminal - Tankage - TK-035003	33389	100043018
Marine Terminal - Tankage - TK-055001	33389	100043019
Marine Terminal - Tankage - TK-080099	33389	100043020
Marine Terminal - Tankage - TK-080099	33389	100043021
Marine Terminal - Tankage - TK-14000	33389	100043022
Marine Terminal - Tankage - TK-35003	33389	100043023
Marine Terminal - Tankage - TK-35003	33389	100043024
Marine Terminal - Tankage - TK-80099	33389	100043025
MARINE TERMINAL - TANKAGE - TK-80099 FUEL OIL	33389	100043026

1

MARINE TERMINAL - TANKAGE - TK-35003 DC CHARGE	33389	100043027
Marine Terminal - Tankage - TK-14000	33389	100043028
Marine Terminal - Tankage - TK-55001	33389	100043029
Marine Terminal - Tankage - TK-35002	33389	100043030
Marine Terminal - Tankage - TK-80099	33389	100043031
Marine Terminal - Tankage - TK 35003	33389	100043032
Marine Terminal - Tankage - TK-55001	33389	100043033
Marine Terminal - Tankage - TK-55001	33389	100043034
Marine Terminal - Tank Guaging Upgrades	33389	100043035
Marine Terminal - Loading Docks - TK 35003	33389	100043036
Marine Terminal - Pumping Eqpt - TK 35003	33389	100043037
Marine Terminal - Pumping Eqpt - TK 80099	33389	100043038
“LAR, SRP, LBT Upgrade Met”	33389	100043090
“LBT, Pressure Monitoring”	33389	100043093
LBT FIREWATER SYSTEM UPGR	33389	100043127
P/L PIG LAUNCHER & RECEIVER - AT LBT	33389	100043128
LONG BEACH TERMINAL GUARD HOUSE	33389	100043370
LONG BEACH TERMINAL SECURITY CAMERAS	33389	100043371
LONG BEACH TERMINAL FENCING	33389	100043372
LONG BEACH TERMINAL VEHICLE GATES	33389	100043373
LBT - FIREWATER SYSTEM UPGRADE	33389	100043448
P/L PIG LAUNCHER & RECEIVER - AT LBT	33389	100043455
LBT METEOROLOGICAL STATION	33389	100043470
LBT FLOATING BOOM	33389	100044249
LBT STEEL & CONCRETE BOLLARD POLES	33389	100044896
LBT R-6999 PRESSURE RELIEF VALVE	33389	100049492
LBT R-5574C PRESSURE RELIEF VALVE	33389	100049493
LBT R-5575D PRESSURE RELIEF VALVE	33389	100049494
LBT R-6998 PRESSURE RELIEF VALVE	33389	100049495
LBT FIREWATER SYSTEM UPGR	33389	100049877
Other Machinery & Equipment	33389	300035872
Electrical	33389	300035873
Contract Services	33389	300035874
Electrical/Instrumentation Components	33389	300037889
Professional Services - PE Survey & Repo	33389	300037890
In-House Engineering - Design/Doc/Purch	33389	300037895
Contract Services	33389	300039208
Other Machinery & Equipment	33389	300039464
Electrical/Instrumentation Components	33389	300039465
In-House Engineering - Design/Doc/Purch	33389	300039466
Piping	33389	300039648
Piping	33389	300039649
In-House Engineering-Equipment	33389	300039650

2

VLO 810 Pipeline	33389	100042788
In-House Engineering - Equipment	33397	300033393
Pumping Equipment	33397	300037881
Pipe, Valves and Fittings	33397	300037882
Other Machinery & Equipment	33397	300037883
Pipe, Valves and Fittings - Installation	33397	300037884
Electrical	33397	300039303
Pipe, Valves and Fittings	33442	300034077
Pipe, Valves and Fittings - Installation	33442	300034078
Professional Services - Equipment	33442	300034079

3

EXHIBIT B

Permitted Liens

Liens, claims, charges, options, encumbrances, mortgages, pledges or security interests as follows:

(a) incurred and made in the ordinary course of business in connection with worker’s compensation;

(b) that secure the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business;

(c) imposed by law, such as carriers’, warehouseman’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens, incurred in good faith in the ordinary course of business and that secure obligations that are not yet due or delinquent or which are being contested in good faith by appropriate proceedings as to which the TRMC has set aside on its books adequate reserves;

(d) that secure the payment of taxes, either not yet due or delinquent or being contested in good faith by appropriate legal or administrative proceedings and as to which TRMC has set aside on its books adequate reserves;

(e) zoning restrictions, easements, licenses, rights of way, declarations, reservations, provisions, covenants, conditions, waivers or restrictions on the use of property (and with respect to leasehold interests, mortgages, obligations and liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee);

(f) on property existing at the time such property was acquired by the TRMC (provided, that they were not created in contemplation of the acquisition of such property by TRMC);

(g) created by Operating Company; and

(h) pursuant to the Agreement, the Amended and Restated Omnibus Agreement, the Amended and Restated Operational Services Agreement and the BAUTA.

4

EXHIBIT C

Excluded Assets and Liabilities

The soil and groundwater on the southern central portion of the site near the 24 inch crude oil line have been impacted with hydrocarbons. The release was initially reported to the California Department of Fish and Game Office of Spill Prevention and Response. Following the initial response, the California Department of Fish and Game determined that further remedial action would be required under the oversight of the California Regional Water Quality Control Board ( RWQCB) The RWQCB issued an Investigative Order dated September 30, 2011 (Order) covering the release and to date all requirements of the Order have been met.

EXHIBIT D

Form of 10-Year Promissory Note

(See Attached.)

INTERCOMPANY NOTE

(the “Note”)

$[189,000,000]	San Antonio, Texas
[ , ] (the “Note Date”)

FOR VALUE RECEIVED, TESORO CORPORATION, a Delaware corporation, having an address at 19100 Ridgewood Parkway, San Antonio, Texas 78259 (“Maker”) promises to pay to the order of TESORO LOGISTICS GP, LLC, a Delaware limited liability company, having an address at 19100 Ridgewood Parkway, San Antonio, Texas 78259 (“Payee”) the principal sum of [ONE HUNDRED EIGHTY-NINE MILLION DOLLARS ($189,000,000)]. Maker also promises to pay to Payee interest on the outstanding principal amount of this Note, from time to time, at the rate equal to the greater of (i) [the              2012 applicable Federal interest rate that will be published by the IRS during the third week of              2012] [three and 4/100 hundredths of one percent (3.04%)] and (ii) the “Applicable Federal Rate” (as defined in and determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended) in effect on the date hereof. Interest shall be computed on the basis of a year of 365 (or 366) days and shall be due and payable in arrears on a quarterly basis within five (5) business days of the last day of each fiscal quarter.

Maker shall pay all obligations in lawful money of the United States in immediately available funds, free and clear of, and without deduction or offset for, any present or future taxes, levies, imposts, charges, withholdings, or liabilities with respect thereto; or any other defenses, offsets, set-offs, claims, counterclaims, credits, or deductions of any kind. Maker’s obligations under this Note are completely independent of all circumstances whatsoever other than as this Note expressly states.

1. Maturity, Prepayment. The principal and accrued but unpaid interest on this Note shall be due and payable on demand, and if no demand has been made prior thereto, on [            ], 2022. Maker may prepay this Note at any time, in whole or in part, without notice, penalty, or premium, provided only that Maker simultaneously pays interest to the date of such prepayment.

2. Post-Maturity Interest, Etc. Any amount of principal or interest which is not paid when due, whether at maturity or otherwise, shall bear interest from the date when due until said principal or interest amount is paid in full, payable on demand, at the per annum rate of six percent (6.0%).

3. Waivers. Maker and any endorsers and guarantors of this Note, and all others who may become liable for all or any part of the obligations evidenced by this Note, severally waive presentment for payment, protest, notice of protest, dishonor, notice of dishonor, demand, notice of non-payment, and the benefit of all statutes, ordinances, judicial rulings, and other legal principles of any kind, now or hereafter enacted or in force, affording any right of cure or any right to a stay of execution or extension of time for payment or exempting any property of such person from levy and sale upon execution of any judgment obtained by the holder in respect of this Note. THE PARTIES WAIVE JURY TRIAL IN ANY ACTION TO ENFORCE OR INTERPRET, OR OTHERWISE ARISING FROM, THIS NOTE.

4. GOVERNING LAW. THIS NOTE AND THE PARTIES’ RIGHTS UNDER THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK NOTWITHSTANDING ANY PRINCIPLES OF CONFLICTS OF LAW.

5. Severability. If any provision of this Note is invalid or unenforceable, then the other provisions shall remain in full force and effect and shall be liberally construed in favor of Payee.

Maker has executed and delivered this Note as of the Note Date.

TESORO CORPORATION

By:
Gregory J. Goff
President

2

EXHIBIT E

Forms of Conveyance Documents

Bill of Sale, Assignment and Assumption (see attached)

1

BILL OF SALE, ASSIGNMENT AND ASSUMPTION

This Bill of Sale, Assignment and Assumption, dated to be effective as of             , 2012, (this “Instrument”) is made, executed and delivered by Tesoro Refining and Marketing Company, a Delaware corporation (“TRMC”) in favor of Tesoro Logistics Operations LLC, a Delaware limited liability company (“Operating Company”).

WHEREAS, TRMC and Operating Company, along with other parties, have entered into a Contribution, Conveyance and Assumption Agreement dated as of the date hereof (the “Contribution Agreement”); and

WHEREAS, the execution and delivery of this Instrument by TRMC and Operating Company is a condition to the obligations of all of the parties to the Contribution Agreement to consummate the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the premises above and the mutual agreements set forth in the Contribution Agreement, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Bill of Sale and Assignment of Assets. TRMC hereby sells, transfers, conveys, assigns, grants, bargains, sets over, releases, delivers, vests and confirms unto Operating Company and its successors and assigns, forever, the entire right, title and interest of TRMC, free and clear of all liens and encumbrances of any kind or nature, other than Permitted Liens (as defined in the Contribution Agreement), in and to any and all of the Assets (as defined and described in the Contribution Agreement, which includes the assets set forth on Schedule A attached hereto). Notwithstanding anything contained in this Instrument to the contrary, the Assets shall not include any of the Excluded Assets and Liabilities (both as defined in the Contribution Agreement).

2. Assignment and Assumption. TRMC hereby assigns to Operating Company all of TRMC’s responsibilities, coverages and liabilities of TRMC in and to the Assets, as described in the Contribution Agreement, and Operating Company hereby agrees to assume, pay, discharge and perform when due all of the those responsibilities, coverages and liabilities. Notwithstanding the foregoing, Operating Company does not assume, or agree to pay, discharge or perform when due, any Excluded Assets and Liabilities (as defined in the Contribution Agreement).

3. Further Assurances. TRMC hereby covenants and agrees that, at any time and from time to time after the date of this Instrument, at Operating Company’s request, TRMC will execute and deliver such documents and instruments of conveyance and transfer as Operating Company may reasonably request to consummate more effectively the contribution of the Assets as contemplated by the Contribution Agreement and to vest in Operating Company title to the Assets transferred under this Instrument.

1

4. Miscellaneous Provisions.

(a) Successors in Interest. This Instrument shall be binding upon and inure to the benefit of the parties and their respective permitted successors, permitted assigns and legal representatives.

(b) Schedule; Number; Gender; Captions. The schedule to this Instrument is hereby incorporated into, and made a part of, this Instrument. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders. Titles and captions of or in this Instrument are inserted only as a matter of convenience and for reference and in no way affect the scope or intent of this Instrument.

(c) Applicable Law. This Instrument shall be governed by and construed in accordance with the Laws of the State of Texas.

(d) Severability. If any provision of this Instrument shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Instrument shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

(e) Amendment. This Instrument may not be amended except by an instrument in writing signed by Operating Company and TRMC.

(f) Counterparts. This Instrument may be executed in any number of counterparts (including facsimile or .pdf copies) with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, this Bill of Sale, Assignment and Assumption has been executed by the parties as of the date first above written.

TESORO REFNING AND MARKETING COMPANY

By:
Gregory J. Goff
President

TESORO LOGISTICS OPERATIONS LLC

By:
Phillip M. Anderson
President

SIGNATURE PAGE TO BILL OF SALE, ASSIGNMENT AND ASSUMPTION

SCHEDULE A TO

BILL OF SALE, ASSIGNMENT AND ASSUMPTION

ASSETS

The Assets shall include (other than the Excluded Assets and Liabilities) all of TRMC’s right, title, interest, responsibilities, coverages and liabilities of TRMC in the Assets (as defined in the Contribution Agreement), including, but not limited to the following:

EXHIBIT F

Material Terms of Sublease Under Lease HD-2114

See attached.

EXHIBIT G

Regulatory Permits, Licenses and Consent Decrees

1.	Stormwater Permit under the Port of Long Beach Master Storm Water Program

2.	Title V Air Operating Permit

3.	Investigative Order R4-2011-0160 for Soil and Groundwater Impacts

4.	Spill Prevention, Control and Countermeasures Plan

5.	OP-90 Facility Response Plan/Contingency Plan

6.	EPA Hazardous Waste Generator Number CAT-000646323

7.	Hazardous Waste Contingency Plan

8.	Marine Oil Terminal Engineering Mgmt. System (MOTEMS) & Dock Operations Manual

9.	Hazardous Materials Business Plan